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                                                                   Exhibit 5.1

                      [LETTERHEAD OF COOLEY GODWARD LLP]


June 5, 1998

The Titan Corporation
3033 Science Park Road
San Diego, CA 92121-1199


Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by The Titan Corporation (the "Company") of a Registration Statement on Form S-4 (No. 333-47633) (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 3,270,000 shares of the Company's Common Stock, $.01 par value (the "Shares") in connection with the merger of Sunrise Acquisition Sub, Inc., a wholly-owned subsidiary of the Company, with and into Horizons Technology, Inc. ("Horizons") whereupon Horizons will survive as a wholly-owned subsidiary of the Company.

In connection with this opinion, we have examined the Registration Statement, as amended, and related Prospectus, your Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in the Merger and in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY GODWARD LLP


By: /s/ Jeremy D. Glaser
   ---------------------------
     Jeremy D. Glaser